EXHIBIT 10.47

LOAN AGREEMENT

by and among

MUNIMAE TEI HOLDINGS, LLC
as Borrower

MUNICIPAL MORTGAGE & EQUITY, LLC
as Guarantor

and

COMPASS BANK
as Lender

Dated as of November 4, 2009

EXHIBIT A        FORM OF PROMISSORY NOTE

EXHIBIT B        PRINCIPAL REPAYMENT SCHEDULE

EXHIBIT C        GUARANTOR FINANCIAL COVENANTS

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is made and entered into as of the 2nd  day of November, 2009 by and among MUNIMAE TEI HOLDINGS, LLC, a Maryland limited liability company (the “Borrower”), MUNICIPAL MORTGAGE & EQUITY, LLC, a Delaware limited liability company (the “Guarantor”), and COMPASS BANK, an Alabama state chartered banking association, in its capacity as lender (the “Lender”).

RECITALS

WHEREAS, the Lender, MuniMae Portfolio Services, LLC (“MuniMae Portfolio Services”), U.S. Bank National Association (“U.S. Bank”), and that certain trust entitled the Tax Exempt Grantor Trust Certificates, Series 2005A Trust (the “2005 Grantor Trust”) entered into a Letter of Credit Pledge and Reimbursement Agreement (the “2005A Reimbursement Agreement”) dated July 26, 2005; and

WHEREAS, the Lender, MuniMae Portfolio Services, U.S. Bank, and that certain trust entitled the Tax Exempt Grantor Trust Certificates, Series 2006A Trust (the “2006 Grantor Trust” and together with the 2005 Grantor Trust, collectively, the “Grantor Trusts”) entered into that certain Letter of Credit Pledge and Reimbursement Agreement dated February 16, 2006 (the “2006A Reimbursement Agreement” and, together with the 2005A Reimbursement Agreement, collectively, the “LOC Reimbursement Agreements”); and

WHEREAS, the parties hereto hereby acknowledge and agree that a Trigger Event (as defined in the 2005A Reimbursement Agreement) has occurred under the 2005A Reimbursement Agreement and, as a result, the Lender can cause the termination of 2005 Grantor Trust and that certain trust entitled the Tax-Exempt Municipal Infrastructure Improvement Trust Certificates, Series 2005A Trust (the “Series 2005A Securitization Trust”); and

WHEREAS, the parties hereto hereby acknowledge and agree that a Trigger Event (as defined in the 2006A Reimbursement Agreement) has occurred under the 2006A Reimbursement Agreement and, as a result, the Lender can cause the termination of 2006 Grantor Trust and that certain trust entitled the Tax-Exempt Municipal Infrastructure Improvement Trust Certificates, Series 2006A Trust (the “Series 2006A Securitization Trust”); and

WHEREAS, the parties hereto desire, among other things, to set forth certain obligations, undertakings and covenants of the Borrower and the Guarantor.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows.

ARTICLE I

DEFINITIONS

“Additional Required Loan Payments” means the principal and interest payments due and payable on the Loan in the amounts and on the dates provided in Exhibit B attached hereto as set forth in the columns therein entitled “Pledged Bonds Principal Payments” and “Pledged Bonds Interest Payments” but excluding the amounts representing the Fiddler’s Bonds Paydown Requirement, as such amounts may change from time to time pursuant to updated payment schedules mutually agreed upon by Lender and Borrower resulting from adjustments arising out of sinking fund or other principal payments made on the Pledged Bonds based on a selection by lot or similar method.  Upon agreement between Lender and Borrower as to one or more updated payment schedules, each such updated schedule shall supersede the amounts set forth in the aforementioned columns on Exhibit B attached hereto and shall be automatically incorporated herein as if originally set forth in this Agreement without the need to replace or update Exhibit B.

“Additional Required Loan Payment Account” means the account by that name within the Loan Payment Fund established by the provisions of Section 4.01 hereof.

“Authorized Person” means the President of the Borrower and also means any other individual authorized by the Board to act as an Authorized Person hereunder, provided that the Borrower has provided an incumbency certificate or equivalent relating to for Authorized Person(s) to the Lender.

“Bond Purchase Agreement” means the Bond Purchase Agreement between the Lender, as Seller, and Bond Sub, as Purchaser, dated as of November 4, 2009.

“Bond Sale” has the meaning set forth in Section 7.19(c) hereof.

“Bond Sub” means MuniMae TE Bond Subsidiary, LLC, a Maryland limited liability company.

“Bond Sub Collateral” means the collateral pledged under the Pledge and Security Agreement (Bond Sub Collateral).

“Borrower” means MuniMae TEI Holdings, LLC, a Maryland limited liability company.

“Borrower Covered Bond Payment Obligation” has the meaning set forth in Section 2.07 hereof.

“Borrower Covered Bond Payments” means the amounts due and owing by the Borrower pursuant to the Borrower Covered Bond Payment Obligation.

“Borrower Loan Payments” means the regularly scheduled payments (but not prepayments) of principal and interest due and payable on the Loan pursuant to the provisions of Section 2.05(f) and (g) hereof.

“Borrower Loan Payment Account” means the account by that name within the Loan Payment Fund established by the provisions of Section 4.01 hereof.

“Business Day” means any day other than a Saturday, a Sunday, or any holiday on which the Lender or banks in New York City, New York, are closed for business.

“Cash Collateral Account” means account #2508963184 established by the provisions of Section 4.01 hereof to be held and controlled by the Lender in the manner and for the purposes set forth in Section 4.04 hereof.

“Cash Deposit” has the meaning set forth in Section 4.04(b) hereof.

“Collateral” means, collectively:

(a)  all Regularly Scheduled Bond Payments;

(b)  the Cash Collateral Account;

(c)  the Loan Payment Fund;

(d)  the Collateral Proceeds;

(e)  the Pledged Bonds; and

(f)  to the extent not specifically stated above, any amounts to which Compass is entitled under the Pledge and Security Agreement (Pledged Bonds).

“Collateral Agent” means U.S. Bank National Association, New York, New York, a national banking association, in its capacity as collateral agent under the Pledge and Security Agreements.

“Collateral Proceeds” means (a) the Pledged Bond Proceeds and (b) amounts received pursuant to the Fiddler’s Bonds Paydown Requirement.

“Closing” means the concurrent execution and delivery of the Note, the Loan Agreement, and the other Financing Documents by and to the respective parties thereto, the acquisition of the Pledged Bonds; the satisfaction of the conditions set forth herein and in the other Financing Documents and the performance thereunder of all things required to be performed at or prior to closing; and the funding and disbursement of the Loan and application of the proceeds thereof in accordance with Section 2.04 hereof.

“Closing Date” means the date on which the Closing occurs, estimated to be on or about November 4, 2009.

“Current Filer” means a Person that is subject to the reporting requirements under the Securities Act of 1934, who has filed all quarterly and annual reports as and when required to be filed with the SEC.

“Default” means an event, act or occurrence which, with the giving of notice or the lapse of time (or both), would become an Event of Default.

“Default Interest Rate” has the meaning set forth in Section 2.05(e) hereof.

“Event of Default” has the meaning set forth in Section 11.01 hereof.

“Financing Documents” means this Agreement, the Note, the Bond Purchase Agreement, the Pledge and Security Agreement (Pledged Bonds); and the Pledge and Security Agreement (Bond Sub Collateral), all in form and substance satisfactory to the Lender.

 “Funds” means, collectively, the funds and accounts created pursuant to Section 4.01 hereof.

“Fiddler’s Bonds” means, collectively:

(a)  the following bonds (owned, prior to the Closing Date, by the 2006 Grantor Trust):

(i)	Fiddler’s Creek Community Development District No. 1 Series 2005 Bonds, sub-series A, in the current par amount of $13,010,000 (the “Fiddler’s No. 1 2005(A) Bonds”);
(ii)	Fiddler’s Creek Community Development District No. 2 Series 2005 Bonds, sub-series A, in the current par amount of $4,755,000 (the “Fiddler’s No. 2 2005(A) Bonds”); and
(iii)	Fiddler’s Creek Community Development District No. 2 Series 2004 Bonds, sub-series B, in the current par amount of $5,220,000 (the “Fiddler’s No. 2 2004(B) Bonds”);
(b)  together with the following bonds (owned, prior to the Closing Date, by the 2005 Grantor Trust):

(i)	Fiddler’s Creek Community Development District No. 2 Series 2004 Bonds, sub-series A, in the current par amount of $7,265,000 (the “Fiddler’s No. 2 2004(A) Bonds”).
“Fiddler’s Bonds Paydown Requirement” has the meaning set forth in Section 7.18 hereof.

“Guarantor” means Municipal Mortgage & Equity, LLC, a Delaware limited liability company.

“Guaranty” has the meaning set forth in Article X hereof.

“Index” means the one-month LIBOR stated on Reuter’s Monitor Money Rates Service two (2) Business Days before the beginning of each Interest Period (or in the event no such rate is stated on that date, the rate stated on the day most immediately preceding the date of determination on which a rate was stated), as adjusted from time to time in Lender’s sole discretion for then applicable reserve requirements, deposit insurance assessment rates, and other regulatory costs.  If the Reuter Monitor Money Rates Service becomes unavailable during the term of the Loan, then the Lender may use another reasonable, reliable and accurate source to determine the one-month LIBOR rate.  If more than one rate is quoted for any one-month period, the applicable rate shall be the arithmetic mean of all stated rates for such one-month period.

“Initial Period” has the meaning set forth in Section 2.05(b) hereof.

“Initial Period Minimum Rate” has the meaning set forth in Section 2.05(b) hereof.

“Initial Third Party Amount” has the meaning set forth in Section 7.14(a) hereof.

“Interest Payment Date” means the first day of each month, commencing December 1 2009 and continuing through and including the Maturity Date.

“Interest Period” has the meaning set forth in Section 2.05(a) hereof.

“Interest Reset Date” has the meaning set forth in Section 2.05(a) hereof.

“Island Bioenergy, LLC Proceeds” means an amount equal to $750,000 of the sale proceeds derived from the sale by Guarantor of its indirect 90% interest in Island Bioenergy, LLC (the Class A Member of Hu Honua Bioenergy, LLC).

“Lender” means Compass Bank, an Alabama state chartered banking association, in its capacity as lender of the Loan.

“LIBOR” means the London InterBank Offered Rate.

“Loan” means the loan made by the Lender to the Borrower in the original principal amount of $67,743,074.43 as evidenced by the Note and made in accordance with the terms and provisions of this Agreement.

“Loan Amount” means Sixty Seven Million Seven Hundred Forty Three Thousand Seventy Four and 43/100 U.S. Dollars ($67,743,074.43).

“Loan Payment Fund” means the fund by that name established by the provisions of Section 4.01 hereof to be held, controlled, and administered by the Lender in the manner and for the purposes set forth in Section 4.03 hereof.

“Loan Payments” means, collectively, the Borrower Loan Payments and the Additional Required Loan Payments.

“Maturity Date” means November 1, 2011.

“MMA Credit Agreements” means, collectively, the agreements and other documents relating to the Pearl Loan, the 2005 Grantor Trust, the 2005A Securitization Trust, the 2006 Grantor Trust, and the 2006A Securitization Trust.

“Modification Fee” means a one-time payment from the Borrower to the Lender equal to 0.25% of the Loan Amount due and payable on the Closing Date.

“Note” means the Promissory Note evidencing the Loan issued in the original principal amount of $67,743,074.43 from the Borrower, as Maker, to the Lender, as Payee, and dated as of November 4, 2009.

“Obligations” has the meaning set forth in Article X hereof.

“Payment Date” means a Principal Payment Date, an Interest Payment Date, and/or any date upon which a Regularly Scheduled Bond Payment is due, as the context requires.

“Person” means an individual, a corporation, a partnership, an association, a joint venture, a trust, an unincorporated organization or any other entity or organization.

“Pearl Bonds” means the City of Pearl, Mississippi Taxable Urban Renewal Bonds, Series 2004B-1, Series 2004B-2 and Series 2004B-3 (Childre Road Urban Renewal Project), issued pursuant to the Indenture of Trust dated December 1, 2004, by and between the City of Pearl, Mississippi and Trust Mark National Bank, currently outstanding in the principal amount of $20,175,000.

“Pearl Interest Rate Exchange Agreement” means the International Swap Dealers Association, Inc. Master Agreement dated as of dated June 28, 2005 between the Guarantor and the Swap Provider, as supplemented by the Schedule thereto dated of even date therewith and the accompanying confirmation of pricing and other pertinent terms entered into in connection with the Pearl Loan.

“Pearl Loan” means the obligations to the Lender pursuant to that certain Term Credit and Security Agreement for Acquisition and Warehousing of Bonds, dated as of June 30, 2005, by and between Municipal Mortgage & Equity, LLC, as successor to MuniMae TEI Holdings, LLC, and the Lender; the related Promissory Note, dated June 30, 2005; and the related Continuing Guaranty from Municipal Mortgage & Equity, LLC, dated June 30, 2005; all as have been amended, modified, supplemented or restated since the dates thereof, respectively.

“Pearl Swap Provider” means Compass Bank, in its capacity as counterparty to the Pearl Interest Rate Exchange Agreement.

“Pearl Swap Termination Payment” means the payment due from the Borrower to the Swap Provider upon early termination of the Pearl Interest Rate Exchange Agreement and all related amounts such as collection costs and interest thereon, as more particularly described therein.

“Pledged Bond Proceeds” means all proceeds derived from a sale, refunding, refinance, defeasance or redemption (other than a mandatory sinking fund redemption) of the Pledged Bonds (or any portion thereof) including, without limitation, proceeds derived from a purchase of Bonds (as defined in the Bond Purchase Agreement) by Bond Sub pursuant to the Bond Purchase Agreement, and all amounts derived from the release of project/construction fund proceeds, indenture accounts, reserve funds and proceeds realized upon the sale or foreclosure of any and all collateral securing any of the Pledged Bonds.

“Pledged Bonds” means, collectively:

(a)	the Fiddler’s Bonds;
(b)	the Pearl Bonds;
(c)	the Harmony Community Development District Series 2004 Bonds, sub-series A, B & C, in the current aggregate par amount of $11,120,000;
(d)	the Miromar Lakes Community Development District Series 2003A Bonds, subseries B, in the current par amount of $5,320,000;
(e)	the Harmony Community Development District Series 2004 Bonds, sub-series D, in the current par amount of $3,915,000;
(f)	the Miromar Lakes Community Development District Series 2003A Bonds, subseries C, in the current par amount of $5,255,000; and
(g)	the County Commission of Raleigh County, West Virginia (Glade Springs Village District) Series 2005 Bonds, sub-series A, in the current par amount of $3,600,000.
The term Pledged Bonds shall exclude any of the foregoing to the extent that such bonds are sold pursuant to the Pledge and Security Agreement (Pledged Bonds).

“Pledge and Security Agreement (Pledged Bonds)” means the Pledge and Security Agreement dated as of November 4, 2009 from Borrower, as pledgor, to the Lender, as secured party, to which the Collateral Agent is a party for the purposes set forth therein.

“Pledge and Security Agreement (Bond Sub Collateral)”  means the Pledge and Security Agreement dated as of November 4, 2009 from Bond Sub, as pledgor, to the Lender, as secured party, to which the Collateral Agent is a party for the purposes set forth therein.

“Pledge and Security Agreements” means, collectively, the Pledge and Security Agreement (Pledged Bonds) and the Pledge and Security Agreement (Bond Sub Collateral).

“Post-Closing Requirement(s)” has the meaning set forth in Article IX hereof.

“Prepayment Account” means the account by that name within the Loan Payment Fund established by the provisions of Section 4.01 hereof.

“Principal Payment Date” or “Principal Payment Dates” means the date on which the regularly scheduled principal portion of the Borrower Loan Payments is due, being the first day of each month, commencing on December 1, 2009, and continuing through and including the Maturity Date.

“Principal Repayment Schedule” means the schedule set forth on Exhibit B hereto in the column entitled “Borrower Principal Payments,” setting forth the regularly scheduled principal payments due and owing by the Borrower to the Lender with respect to the Loan and the Principal Payment Dates relating thereto.

“Regularly Scheduled Bond Payments” means the regularly scheduled principal and interest payments on the Pledged Bonds actually received by the Lender which payments shall include any mandatory sinking fund principal installments due on the Pledged Bonds but shall exclude any Pledged Bond Proceeds.

“Release Price” means, (a) with respect to the Pearl Bonds, a price equal to or greater than 100% of the principal then outstanding of the Pearl Bonds, and (b) with respect to all Pledged Bonds except the Pearl Bonds, means a price equal to or greater than 80% of the principal then outstanding of such Pledged Bonds (excluding the Pearl Bonds).

“Savannah Loan Modification Documents” means the Loan Modification Agreement and Fourth Amendment to Savannah Loan Documents dated as of November 1, 2009 by and among the Lender, MMA Financial Holdings, Inc., and Municipal Mortgage & Equity, LLC.

“Savannah Loan” means the obligations to the Lender pursuant to that certain Security Agreement and Collateral Assignment of Participation and Loan Documents, dated as of April 30, 2008, by and between MMA Financial Holdings, Inc. and the Lender; the related Promissory Note, dated April 30, 2008; and the related Guaranty Agreement from Municipal Mortgage & Equity, LLC, dated April 30, 2008; all as amended, modified, supplemented or restated from time to time.

“SEC” means the Securities and Exchange Commission.

“Secondary Period” has the meaning set forth in Section 2.05(c) hereof.

“Secondary Period Minimum Rate” has the meaning set forth in Section 2.05(c) hereof.

“Settlement” has the meaning set forth in Section 7.19(c) hereof.

“Shortfall Payment Obligation” has the meaning set forth in Section 7.19(b) hereof.

“Shortfall Payments” means amounts due and owing by the Borrower pursuant to the Shortfall Payment Obligation.

“Third Party Deposit Accounts” has the meaning set forth in Section 7.14(a) hereof.

“Third Party Fund Agreements” has the meaning set forth in Section 7.14(a) hereof.

ARTICLE II

LOAN TERMS, FEES, APPLICATION OF PROCEEDS

Section 2.01.  Lender’s Agreement to Make Loan.  The Lender hereby agrees to make a loan to the Borrower in the original aggregate principal amount of $67,743,074.43 (as previously defined, the “Loan Amount”) solely for the purposes and pursuant to the terms and conditions of this Agreement.  The Loan shall be evidenced by the Note, the form of which is set forth in Exhibit A attached hereto.

Section 2.02.  Borrower’s Agreement to Buy Pledged Bonds.  The Borrower hereby agrees to buy all of the Pledged Bonds from the Lender for a purchase price of $47,563,461.92.

Section 2.03.  Amounts Due and Payable at Closing.  On or before the Closing Date (not later than 10:00 a.m. New York time), the Borrower shall transfer or cause to be transferred (via wire transfer) the following moneys for the following purposes:

(a)           The amount of $169,357.69, representing the Modification Fee, shall be paid to the Lender;

(b)           The amount of $2,500,000.00, representing a principal reduction payment on the Savannah Loan, shall be paid to the Lender;

(c)           The amount of $412,000.00, representing the Pearl Swap Termination Fee, shall be paid to the Pearl Swap Provider;

(d)           To the appropriate consultants and other parties, an amount sufficient to pay the costs and expenses associated with the transactions contemplated hereunder and under the other Financing Documents.

Section 2.04.  Application of Loan Proceeds.  On the Closing Date, the Lender will disburse the proceeds of the Loan, in an amount equal to the Loan Amount, as follows:

(a)           The amount of $47,563,461.92, representing the purchase price of the  Pledged Bonds, to the Lender; and

(b)           The amount of $20,179,612.51, representing payment in full of the Pearl Loan, to the Lender.

Section 2.05.  Interest Rate Computations; Rate Resets; Payment Dates.

(a)           Definitions.  For purposes of this Section 2.05 and elsewhere in this Agreement, the following capitalized terms shall have the meanings assigned below:

“Interest Period” means, initially, the Closing Date to but not including the first day of December, 2009; and thereafter, means the period from and including the first day of each calendar month to but not including the first day of the immediately following calendar month.
“Interest Reset Date” means the first Business Day of each Interest Period.
(b)           Interest Rate During Initial Period.  Subject to the provisions of Section 2.05(e) below, for the period commencing on the Closing Date and continuing through and including November 30, 2010 (the “Initial Period”), the outstanding principal of the Loan shall bear interest at a variable rate per annum equal to the sum of the Index plus 3.00%; provided, however, that at no time during the Initial Period shall the interest rate be less than 4.00% per annum (the “Initial Period Minimum Rate”).  The initial rate of interest shall be set as of the Closing Date and thereafter throughout the Initial Period, the rate of interest shall be reset on each Interest Reset Date, commencing December 1, 2009.

(c)           Interest Rate During Secondary Period.  Subject to the provisions of Section 2.05(e) below, for the period commencing on December 1, 2010 and continuing through and including the Maturity Date (the “Secondary Period”), the outstanding principal of the Loan shall bear interest at a variable rate per annum equal to the sum of the Index plus 5.00%; provided, however, that at no time during the Secondary Period shall the interest rate be less than 6.00% per annum (the “Secondary Period Minimum Rate”).  The initial rate of interest in effect for the Secondary Period shall be set as of December 1, 2010 and thereafter throughout the Secondary Period, the rate of interest shall be reset on each Interest Reset Date, commencing January 1, 2011.

(d)           Interest Basis; Notice.  The Lender’s internal records of applicable interest rates shall be determinative in the absence of manifest error.  All interest due and payable under this Agreement shall be calculated on the basis of a 360-day year and the actual number of days elapsed.  Any interest not paid when due shall continue to accrue at the Default Interest Rate, compounding on each Interest Payment Date until fully paid.  If requested by Borrower, the Lender shall provide information setting forth the interest rate then in effect on the Loan.

(e)           Default Interest Rate.  Immediately upon the occurrence of a Default or Event of Default hereunder, the outstanding principal of the Loan shall bear interest at a variable rate per annum equal to the sum of (i) the interest rate then in effect on the Loan as provided in Subsections 2.05(b) and (c) above plus (ii) 10.00% (the “Default Interest Rate”).  The Default Interest Rate shall be the applicable rate of interest payable under this Agreement until such time as the applicable Default or Event of Default is cured to the satisfaction of the Lender.

(f)           Interest Payments.  Interest payments on the Loan shall be due and payable by Borrower on the first day of each month, commencing December 1, 2009, and on the Maturity Date (as previously defined, each, an “Interest Payment Date”); provided, however, that Borrower shall be entitled to a grace period of five (5) Business Days.

(g)           Principal Payments.  Repayment of Loan principal shall be due and payable by Borrower on the first day of each month, commencing December 1, 2009, and on the Maturity Date, at which time the outstanding principal balance of the Loan shall be due and payable in full (as previously defined, each, a “Principal Payment Date”); provided, however, that Borrower shall be entitled to a grace period of five (5) Business Days.  The Loan principal repayment schedule setting forth the Principal Payment Dates and corresponding principal amounts due is set forth in Exhibit B attached hereto.  The regularly scheduled principal payments due and payable by the Borrower are set forth therein in the column entitled “Borrower Loan Payments.”  Borrower Loan Payments do not include any payment obligations of Borrower pursuant to the Borrower Covered Bond Payment Obligation, the Shortfall Payment Obligation, the Fiddler’s Bonds Paydown Requirement, or otherwise required hereunder.

Section 2.06.  Make Whole Interest Payment to Lender.  On the earlier to occur of the Maturity Date or the date on which the principal of and interest on the Loan is paid in full, the Borrower shall pay to the Lender an amount equal to the difference between (a) the interest actually paid on the Loan (at the rates set forth in Section 2.05 hereof) and (b) the amount of interest that would have been paid on the Loan if the outstanding principal of the Loan had, for the period of time from the Closing Date through repayment in full of the Loan, borne interest at a per annum rate equal to the sum of the Index plus 5.00%; provided, however, that such rate assumption shall also assume that at no time would the rate of interest have been less than 6.00% per annum (the “Assumed Rate”) and, further provided, for all periods (computed in the aggregate) during which the Default Interest Rate was actually in effect, the rate assumption under this clause (b) shall be calculated as the Assumed Rate plus 10.00% for the aggregate period of time during which the Default Interest Rate was actually in effect.

Section 2.07.  Borrower Covered Bond Payment Obligation.

(a)           If, on any Payment Date, the Regularly Scheduled Bond Payments received by Lender are less than the corresponding Additional Required Loan Payments due and owing on such Payment Date (each, a “Bond Payment Deficiency”), the Borrower shall, not later than 10:00 New York time on the fifth (5th) Business Day following the Payment Date on which the Bond Payment Deficiency occurred, transfer moneys to the Lender in an amount equal to the Bond Payment Deficiency (the “Borrower Covered Bond Payment Obligation”).  The Lender shall credit all Borrower Covered Bond Payments in accordance with the provisions of Section 4.02(c) hereof.

(b)           Notwithstanding the foregoing, if prior to any Payment Date the Borrower knows or has reason to know that there is a likelihood of a payment default on one or more series of the Pledged Bonds, the Borrower shall immediately notify the Lender (by telephone followed by e-mail transmission) of such anticipated payment default and, under such circumstances, Borrower shall transfer an amount equal to the anticipated Bond Payment Deficiency to the Lender as soon as is practical but in no event later than the date established pursuant to Section 2.07(a) above.

(c)           Notwithstanding anything to the contrary herein, the principal and interest due and owing on the Fiddler’s Bonds on May 10, 2010 shall be excluded from the Borrower Covered Bond Payment Obligation.

(d)           If Borrower makes a Borrower Covered Bond Payment and, within 30 days of the related Payment Date, the Lender is in receipt of the Regularly Scheduled Bond Payment (or portion thereof) which, had Lender received such payment prior to the fifth (5th) Business Day following the corresponding Payment Date would have resulted in no  (or a reduced) Borrower Covered Bond Payment being due hereunder, Lender shall refund such Borrower Covered Bond Payment (or portion thereof) to Borrower.

Section 2.08.  Loan Prepayment.

(a)           Optional Prepayment.  The Loan may be prepaid, in whole or in part, on any date, upon payment of the principal amount of the Loan so prepaid plus accrued interest thereon to the date of prepayment, without premium or penalty.  Principal prepayments on the Loan shall be applied in inverse order of maturity, commencing with the principal payment due and owing on the Maturity Date.

(b)           Prepayment from Amounts in Prepayment Account.  Amounts on deposit in the Prepayment Account of the Loan Payment Fund which have been designated by the Lender for application in accordance with this Section 2.08(b), if any, shall be applied as and when received by the Lender to the prepayment of as much of the Loan as can be prepaid with such amount, at a prepayment price equal to the principal amount of the Loan so prepaid plus accrued interest thereon to the date of prepayment, without premium or penalty.  Such amounts shall be applied to principal in inverse order of maturity, commencing with the principal payment due and owing on the Maturity Date.

Section 2.09.  Accountings.  The Lender shall, not less than monthly, send a written statement itemizing all transactions relating to the Loan to the Borrower at the address set forth in Section 12.05 hereof or at such other address as the Borrower shall specify to the Lender in writing.

Section 2.10.  Fees Not Deducted From Release Price.   Lender shall not be liable for any brokers fees or transaction costs associated with the sale or transfer of any of the Pledged Bonds and in no event shall such amounts be deducted from the Release Price paid to the Lender.

Section 2.11.  Expenses and Attorneys’ Fees.  In the event that a claim by the Lender is brought against the Borrower and/or the Guarantor and the Lender prevails in such claim, the Borrower will reimburse the Lender for all costs, fees and out-of-pocket disbursements incurred by the Lender in connection with the defense and enforcement of this Agreement or any of the other Financing Documents, including, without limitation, reasonable attorneys’ and consultants’ fees (a) incurred before or after commencement of litigation or at trial, on appeal or in any other proceeding; (b) incurred in any bankruptcy proceeding; and (c) related to any waivers or amendments with respect hereto.

ARTICLE III

CONDITIONS TO CLOSING

Section 3.01.  Conditions to Loan Closing.  The funding by the Lender of the Loan pursuant to Section 2.04 hereof is conditioned upon the satisfaction or waiver of each of the following:

(a)           The Financing Documents.  The Financing Documents shall have been duly executed and delivered by each of the respective parties thereto and shall not have been modified, amended or rescinded, shall be in full force and effect on and as of the Closing Date and executed original or certified copies of each thereof have been delivered to the Lender; provided, however, that with respect to the Note, the Lender shall be in receipt of the executed original.

(b)           Borrower Proceedings.  The Lender shall have received a certified copy of all resolutions and proceedings taken by the Borrower authorizing the execution, delivery and performance of this Agreement, the Note, and the other Financing Documents to which the Borrower is a party, and the transactions contemplated hereunder and thereunder, together with such other certifications as to the specimen signatures of the officers of the Borrower authorized to sign this Agreement, the Note, and the other Financing Documents to be delivered by the Borrower hereunder and as to other matters of fact as shall reasonably be requested by the Lender.

(c)           Guarantor Proceedings.  The Lender shall have received a certified copy of all resolutions and proceedings taken by the Guarantor authorizing the execution, delivery and performance of this Agreement, the Note, and the other Financing Documents to which the Guarantor is a party, and the transactions contemplated hereunder and thereunder, together with such other certifications as to the specimen signatures of the officers of the Guarantor authorized to sign this Agreement, the Note, and the other Financing Documents to be delivered by the Guarantor hereunder and as to other matters of fact as shall reasonably be requested by the Lender.

(d)           Third Party Approvals.  The Borrower and the Guarantor shall have obtained all third party approvals, if any, necessary for the Borrower and the Guarantor, respectively, to execute, deliver and perform their respective obligations under this Agreement and the other Financing Documents to which the Borrower and/or the Guarantor are a party.

(e)           Borrower Representations and Warranties True; No Default.  The Lender shall be satisfied that on the Closing Date each representation and warranty on the part of the Borrower contained in this Agreement and any other Financing Document to which the Borrower is a party are true and correct in all material respects and no Default or Event of Default has occurred and is continuing, and the Lender shall be entitled to receive certificates, signed by authorized officers of the Borrower, to such effect.

(f)           Guarantor Representations and Warranties True; No Default.  The Lender shall be satisfied that on the Closing Date each representation and warranty on the part of the Guarantor contained in this Agreement and any other Financing Document to which the Guarantor is a party are true and correct in all material respects and no Default or Event of Default has occurred and is continuing, and the Lender shall be entitled to receive certificates, signed by authorized officers of the Guarantor, to such effect.

(g)           Opinion of Counsel to the Borrower.  The Lender shall have received an opinion of counsel to the Borrower dated the Closing Date and addressed to the Lender, with respect to such matters as the Lender may require, in form and substance satisfactory to the Lender and its counsel, including opinions as to the validity of the Borrower’s organization and existence; that the Borrower has full authority to execute, deliver and perform its obligations under this Agreement and the other Financing Documents to which the Borrower is a party; and that this Agreement and the other Financing Documents to which the Borrower is a party are the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms (except that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity).

(h)           Opinion of Counsel to the Guarantor.  The Lender shall have received an opinion of counsel to the Guarantor dated the Closing Date and addressed to the Lender, with respect to such matters as the Lender may require, in form and substance satisfactory to the Lender and its counsel, including opinions as to the validity of the Guarantor’s organization and existence; that the Guarantor has full authority to execute, deliver and perform its obligations under this Agreement and the other Financing Documents to which the Guarantor is a party; and that this Agreement and the other Financing Documents to which the Guarantor is a party are the legal, valid and binding obligations of the Guarantor enforceable against the Guarantor in accordance with their respective terms (except that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity).

(i)           Opinion of Counsel to Bond Sub.  The Lender shall have received an opinion of counsel to Bond Sub dated the Closing Date and addressed to the Lender, with respect to such matters as the Lender may require, in form and substance satisfactory to the Lender and its counsel, including opinions as to the validity of Bond Sub’s organization and existence; that Bond Sub has full authority to execute, deliver and perform its obligations under this Agreement and the other Financing Documents to which Bond Sub is a party; and that this Agreement and the other Financing Documents to which Bond Sub is a party are the legal, valid and binding obligations of Bond Sub enforceable against Bond Sub in accordance with their respective terms (except that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity).

(j)           Opinion of Counsel to the Collateral Agent.  The Lender shall have received an opinion of counsel to the Collateral Agent dated the Closing Date and addressed to the Lender, with respect to such matters as the Lender may require, in form and substance satisfactory to the Lender and its counsel, including opinions as to the validity of the Collateral Agent’s organization and existence; that the Collateral Agent has full authority to execute, deliver and perform its obligations under the Pledge and Security Agreements; and that the Pledge and Security Agreements are the legal, valid and binding obligations of the Collateral Agent enforceable against the Collateral Agent in accordance with their respective terms (except that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity).

(k)           Other Certificates; Opinions.  The Lender shall have received certificates of authorized representatives of all parties to the Financing Documents with respect to such matters as the Lender may require, or opinions of counsel as the Lender may require, all in form and substance satisfactory to the Lender and its counsel.  The Lender shall be in receipt of such other certificates, approvals, filings, opinions and documents as shall be reasonably requested by the Lender.

(l)           No Change in Law.  No law, regulation, ruling or other action of the United States, the States of Colorado, Maryland, Delaware, or any political subdivision or authority therein or thereof shall be in effect or shall have occurred, the effect of which would be to prevent the Borrower and/or the Guarantor from fulfilling their respective obligations under this Agreement and the other Financing Documents to which the Borrower and/or the Guarantor are a party, respectively.

(m)         Fees and Expenses.  All Lender’s counsel fees and any other fees and expenses due and payable in connection with the issuance of the Loan, the execution and delivery of this Agreement and the other Financing Documents, and any other amounts due and payable hereunder shall have been paid by the Borrower.

(n)          Borrower Due Diligence.  The Lender and its counsel shall have been provided with the opportunity to review all agreements, documents, and other material information relating to the Borrower, the Guarantor, Bond Sub, the Collateral, and the Bond Sub Collateral.

(o)          Approval of Financing Documents.  The Lender and its counsel shall have had sufficient time to review the Financing Documents and the substantially final versions of such documents shall be in form and content satisfactory to the Lender and its counsel.

(p)          MMA Credit Agreements.  The Lender and its counsel shall be in receipt of evidence satisfactory to the foregoing that all terminations, amendments, or supplements to the MMA Credit Agreements or other instruments necessary or appropriate to effect the transactions contemplated hereunder and under the other Financing Documents have been executed and delivered in form and content satisfactory to the Lender and its counsel.

(q)          Borrower, Guarantor, Bond Sub Defaults.  The Lender and its counsel shall be in receipt of evidence satisfactory to the foregoing that there exist no defaults, events of default, or events that, with the passage of time or notice, could result in a default or event of default under any of the existing credit facilities of the Borrower, the Guarantor, or Bond Sub or, to the extent such defaults or events of default exist, evidence satisfactory to the Lender and its counsel that waivers and/or forbearance agreement(s) adequately addressing (in the reasonable opinion of the Lender) such defaults or events of default that are in place as of the Closing Date.

(r)           Savannah Loan Modifications.  The Lender and its counsel shall have approved the form and content of the Savannah Loan Modification Documents and shall be in receipt of fully executed versions thereof.

(s)           Payments by Borrower at Closing.  Borrower shall have transferred or cause to be transferred moneys in the amounts and to the appropriate party as set forth in Section 2.03 hereof and the Lender shall be in receipt of evidence satisfactory to the Lender and its counsel that such moneys have been applied as provided in such Section 2.04.

(t)           Perfection of Security Interests.  The Lender and its counsel shall be satisfied that its first priority exclusive security interests in the Collateral and Bond Sub Collateral, respectively, are perfected.

(u)          Pledged Bonds Paid Current.  All principal and interest due and owing on November 1, 2009 on all of the Pledged Bonds, except for the Fiddler’s No. 1 2005(A) Bonds and the Fiddler’s No. 2 2005(A) Bonds (as defined in subsections (a)(i)  and (ii), respectively, of the definition of “Fiddler’s Bonds” contained in Article I hereof) shall have been fully paid.

(v)          Other Requirements.  All other legal matters pertaining to the execution and delivery of this Agreement, the Note, and the other Financing Documents, and the issuance of the Loan shall be reasonably satisfactory to the Lender and its counsel.

ARTICLE IV

FUNDS AND ACCOUNTS

Section 4.01.  Creation of Funds and Accounts.  The following funds and accounts are hereby created and established, each of which shall be maintained and administered by the Lender in accordance with the provisions hereof:

(a)           the Loan Payment Fund and, within such fund, the Borrower Loan Payment Account, the Additional Required Loan Payment Account, and the Prepayment Account; and

(b)           the Cash Collateral Account.

Section 4.02.  Application of Amounts Received by Lender.

(a)           Borrower Loan Payments.  All Borrower Loan Payments received by Lender shall be credited to the Borrower Loan Payment Account of the Loan Payment Fund for application as provided in Section 4.03(b) hereof.

(b)           Regularly Scheduled Bond Payments.  All Regularly Scheduled Bond Payments received by Lender shall be credited to the Additional Required Loan Payment Account of the Loan Payment Fund for application as provided in Section 4.03(c) hereof.

(c)           Borrower Covered Bond Payment Obligation.  Amounts received by the Lender pursuant to the Borrower Covered Bond Payment Obligation shall be credited to the Additional Required Loan Payment Account for application as provided in Section 4.03(c) hereof.

(d)           Shortfall Payment Obligation.  Amounts received by the Lender pursuant to the Shortfall Payment Obligation shall be credited to the Prepayment Account for application as provided in Section 4.03(d) hereof.

(e)           Application of Collateral Proceeds.  Amounts received by the Lender representing Collateral Proceeds shall be credited to the Prepayment Account for application as provided in Section 4.03(d) hereof.

(f)           Application of Island Bioenergy, LLC Proceeds.  Amounts received by the Lender representing Island Bioenergy, LLC Proceeds shall be credited to the Prepayment Account for application as provided in Section 4.03(d) hereof.

Section 4.03.  Loan Payment Fund.

(a)           General.  The Loan Payment Fund shall be administered by the Lender in accordance with the terms of this Agreement.  Moneys in the Loan Payment Fund are to applied solely in accordance with this Section 4.03 and hereby pledged to the Lender for such purposes.  Within the Loan Payment Fund there have been created and established the Borrower Loan Payment Account, the Additional Required Loan Payment Account, and the Prepayment Account.

(b)           Borrower Loan Payment Account.  Amounts on deposit in the Borrower Loan Payment Account shall be applied to Borrower Loan Payments on the applicable Payment Date.

(c)           Additional Required Loan Payment Account; Deficiency; Borrower Payment.  Amounts on deposit in the Additional Required Loan Payment Account shall be applied to Additional Required Loan Payments as and when received by Lender.

(d)           Prepayment Account.  The Lender may, in its sole discretion, (i) designate amounts on deposit in the Prepayment Account for application to prepayment of the Loan as provided in Section 2.08(b) hereof or (ii) transfer amounts on deposit in the Prepayment Account to the Borrower Loan Payment Account for application to accrued but unpaid interest, if any.

(e)           Investment Earnings.  Amounts on deposit in the Loan Payment Fund may be invested as reasonably determined by the Lender.  All interest income from the investment or reinvestment of moneys credited to the Loan Payment Fund shall remain therein.

Section 4.04.  Cash Collateral Account.

(a)           General.  The Cash Collateral Account shall at all times be held and remain in the possession and control of the Lender.  Moneys in the Cash Collateral Account and all investment earnings thereon are pledged to the Lender to secure the obligations of the Borrower and the Guarantor hereunder and under the other Financing Documents to which the Borrower and/or the Guarantor, respectively, are a party.

(b)           Funding of Cash Collateral Account.  On the Closing Date, the Borrower shall cause the receipt by Lender of an amount equal to $11,256,413.38 for credit to the Cash Collateral Account (the “Cash Deposit”).

(c)           Grant of Security Interest.  The Borrower hereby assigns, transfers, pledges, hypothecates, delivers and grants to the Lender a first priority and exclusive security interest in all right, title and interest of the Borrower in and to the Cash Collateral Account to secure the obligations of the Borrower hereunder and under the other Financing Documents to which the Borrower is a party.

(d)           Appointment of Lender as Attorney in Fact.  The Borrower hereby appoints the Lender as its true attorney in fact to perform any of the following powers or any other powers vested in the Lender pursuant to this Agreement, which are coupled with an interest and are irrevocable until termination of this Agreement and the other Financing Documents to which the Borrower is a party, and which may be exercised from time to time by the Lender’s officers and employees, or any of them: (a) upon the occurrence and during the continuance of an Event of Default, to (i) perform any obligation of the Borrower in connection with the Cash Collateral Account in the Borrower’s name or otherwise, (ii) enable the Lender to exercise or enforce its rights hereunder with respect to its security interest in the Cash Collateral Account, and (iii) exercise all rights, powers and remedies which the Borrower would have, but for this Agreement, with respect to the Cash Collateral Account; and (b) whether or not the Borrower is in default, to do all acts and things in the Borrower’s name that the Lender may deem reasonably necessary to preserve and continue the validity and perfection of the security interest in the Cash Collateral Account.

(e)           Investments.  Amounts credited to the Cash Collateral Account may be invested or deposited at the discretion of the Lender and such investments shall be made in the name of the Borrower.  All interest income from the investment or reinvestment of moneys credited to the Cash Collateral Account shall remain therein and become a part thereof.  The pledge of the security interest in and to the Cash Collateral Account pursuant to Section 4.04(c) above shall include all investment earnings thereon.

(f)           Representations of Borrower Regarding Cash Collateral Account.

(i)           The Borrower is the sole and exclusive legal owner of the Cash Collateral Account with the exclusive right to grant a security interest in the Cash Collateral Account and the Borrower will defend the Borrower’s legal ownership of the Cash Collateral Account against the claims of all persons challenging Borrower’s ownership of the Cash Collateral Account.

(ii)           The Cash Collateral Account is free and clear of any security interests, pledges, liens, encumbrances, charges, agreements, claims, setoffs, conditions precedent or other arrangements or restrictions of any kind (other than the liens in the Cash Collateral Account created pursuant to this Agreement) and the Borrower will not incur, create, assume or permit to exist any pledge, security interest, lien, charge or other encumbrance of any nature whatsoever on any of the Cash Collateral Account, by operation of law or otherwise, or assign, pledge or otherwise encumber any right to receive income from the Cash Collateral Account.

(iii)           The pledge of and grant of the security interest in the Cash Collateral Account to the Lender is intended to be a valid and perfected first priority security interest, superior to the rights of any other person, in and to the Cash Collateral Account.

(g)          Release of Moneys from Cash Collateral Account.  Borrower may request that Lender release funds from the Cash Collateral Account to cover payment of a Shortfall Payment Obligation.  If Lender consents to such release, the amount approved by Lender for release shall be transferred to the Prepayment Account and shall be applied by the Lender solely to the prepayment of the Loan as provided in Section 2.08(b) hereof.

Section 4.05.  Lender To Direct Funds and Accounts.  The Borrower hereby grants to the Lender the right and the authority to direct all activity with respect to all Funds created pursuant to this Agreement, including those Funds created pursuant to this Article IV.  The Borrower shall not have any right, power, or authority to direct any activity within any Funds created pursuant to this Agreement without the prior written consent of the Lender, including those Funds created pursuant to this Article IV, except that the Borrower may make any deposits into such Funds as may be required by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BORROWER

As of the Closing Date, the Borrower hereby represents and warrants as follows:

Section 5.01.  Accuracy of Information.  All information, certificates or statements given by the Borrower to the Lender pursuant to this Agreement and the other Financing Documents will be true and complete in all material respects when given.

Section 5.02.  Organization; Litigation.  The Borrower is validly existing and in good standing under the laws of Maryland, has all requisite power and authority and possesses all licenses, permits and approvals necessary to conduct its business.  There is no litigation or administrative proceeding threatened or pending against the Borrower which could, if adversely determined, have a material adverse effect on the Collateral.

Section 5.03.  No Legal Bar.  To Borrower’s knowledge, Borrower is not in material violation of any of the provisions of the laws of the State of Colorado, the state of its organization or the United States of America or any of the provisions of any order of any court of the State of Colorado, the state of its organization or the United States of America, which violation would have a material adverse effect on the ability of Borrower to perform its obligations hereunder.  To Borrower’s knowledge, the execution, delivery and performance by Borrower of this Agreement (i) does not violate any provision of any applicable law or regulation or of any order, writ, judgment or decree of any court, arbitrator or governmental authority, (ii) does not violate any provision of any document or agreement constituting, regulating or otherwise affecting the operations or activities of Borrower in a manner that would result in a material adverse effect on the ability of Borrower to perform its obligations hereunder, and (iii) does not violate any provision of, constitute a default under, or result in the creation or imposition of any lien, mortgage, pledge, charge, security interest or encumbrance of any kind on any of the revenues or other assets of Borrower pursuant to the provisions of any mortgage, indenture, contract, agreement, or other undertaking to which Borrower is a party.

Section 5.04.  Consents.  Borrower has obtained all consents, and approvals of, and has made all registrations and declarations with any governmental authority or regulatory body required for the execution, delivery and performance by Borrower of this Agreement.

Section 5.05.  Performance of Covenants, Authority.  The Borrower covenants that it will faithfully perform and observe at all times any and all covenants, undertakings, stipulations, and provisions contained in this Agreement and the other Financing Documents to which it is a party.

Section 5.06.  Enforceability.  This Agreement constitutes a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms (except as such enforceability may be limited by bankruptcy, moratorium or other similar laws affecting creditors’ rights generally and provided that the application of equitable remedies is subject to the application of equitable principles).

Section 5.07.  Changes in Law or Circumstance.  To Borrower’s knowledge, there is no pending change of law or any circumstance which, if enacted, adopted or occurring would have a material adverse effect on the ability of the Borrower to perform its obligations under this Agreement.

Section 5.08.  Use of Proceeds.  Disbursements by the Lender to the Borrower hereunder will be used exclusively by the Borrower for the purposes represented to the Lender and in accordance with the provisions of Section 2.04 hereof.

Section 5.09.  Financial Statements.  The financial statements and other information previously provided to the Lender or provided to the Lender in the future are or will be complete and accurate in all material respects and prepared in accordance with generally accepted accounting principles generally applicable to Maryland limited liability companies.  From December 31, 2008, there has been no material adverse change in the Borrower’s financial condition since such information was provided to the Lender.

Section 5.10.  Cash Deposit.  With respect to the Cash Deposit, Borrower represents to Lender that:

(a)           The Borrower is the sole owner of the Cash Deposit free and clear of any claim, colorable claim, charge, or encumbrance of any kind or description.

(b)           To the Borrower’s best knowledge, the Lender has a valid, exclusive, first and prior perfected security interest in, and a general first lien upon, the Cash Collateral Account, free and clear of any lien, security interest, charge, encumbrance, transfer restriction or other preferential arrangement of any kind or description.

(c)           The Borrower has the power and authority to pledge the Cash Deposit and the Cash Collateral Account to the Lender in the manner hereby done or contemplated hereunder.

(d)           To the Borrower’s best knowledge, no claim to any of the Cash Deposit, or defense, claim, set off or counterclaim of any obligor on or with respect to any of the Cash Deposit exists.

(e)           No consent of any other Person is necessary to the validity of the pledge by Borrower of the Cash Deposit and the Cash Collateral Account.

Section 5.11.  No Default.  The Borrower is not in default under any of the documents or instruments governing credit facilities or similar obligations of Borrower where such documents or instruments provide that default by the Borrower thereunder could result in an acceleration of the Borrower’s obligations thereunder, except for such documents or instruments presently subject to waiver or forbearance agreements covering such default or defaults.

Section 5.12.  Payment of Taxes.  The Borrower has filed or caused to be filed all material federal, state, and local income tax returns, which are required to be filed (subject to allowed extensions), and have paid or caused to be paid all taxes as shown on said returns or on any assessment received by them, to the extent that such taxes have become due, except as otherwise permitted by the provisions hereof.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF GUARANTOR

As of the Closing Date, the Guarantor hereby represents and warrants as follows:

Section 6.01.  Accuracy of Information.  All information, certificates or statements given by the Guarantor to the Lender pursuant to this Agreement and the other Financing Documents will be true and complete in all material respects when given.

Section 6.02.  Organization; Litigation.  The Guarantor is validly existing and in good standing under the laws of Delaware, has all requisite power and authority and possesses all licenses, permits and approvals necessary to conduct its business.  There is no litigation or administrative proceeding threatened or pending against the Guarantor which could, if adversely determined, have a material adverse effect on the Collateral.

Section 6.03.  No Legal Bar.  To Guarantor’s knowledge, Guarantor is not in material violation of any of the provisions of the laws of the State of Colorado, the state of its organization or the United States of America or any of the provisions of any order of any court of the State of Colorado, the state of its organization or the United States of America, which violation would have a material adverse effect on the ability of Guarantor to perform its obligations hereunder.  To Guarantor’s knowledge, the execution, delivery and performance by Guarantor of this Agreement (i) does not violate any provision of any applicable law or regulation or of any order, writ, judgment or decree of any court, arbitrator or governmental authority, (ii) does not violate any provision of any document or agreement constituting, regulating or otherwise affecting the operations or activities of Guarantor in a manner that would result in a material adverse effect on the ability of Guarantor to perform its obligations hereunder, and (iii) does not violate any provision of, constitute a default under, or result in the creation or imposition of any lien, mortgage, pledge, charge, security interest or encumbrance of any kind on any of the revenues or other assets of Guarantor pursuant to the provisions of any mortgage, indenture, contract, agreement, or other undertaking to which Guarantor is a party.

Section 6.04.  Consents.  Guarantor has obtained all consents, and approvals of, and has made all registrations and declarations with any governmental authority or regulatory body required for the execution, delivery and performance by Guarantor of this Agreement.

Section 6.05.  Performance of Covenants, Authority.  The Guarantor covenants that it will faithfully perform and observe at all times any and all covenants, undertakings, stipulations, and provisions contained in this Agreement and the other Financing Documents to which it is a party.

Section 6.06.  Enforceability.  This Agreement constitutes a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms (except as such enforceability may be limited by bankruptcy, moratorium or other similar laws affecting creditors’ rights generally and provided that the application of equitable remedies is subject to the application of equitable principles).

Section 6.07.  Changes in Law or Circumstance.  To Guarantor’s knowledge, there is no pending change of law or any circumstance which, if enacted, adopted or occurring would have a material adverse effect on the ability of the Guarantor to perform its obligations under this Agreement.

Section 6.08.  Financial Statements.  The management-prepared financial statements previously provided to the Lender for the quarterly period ending on June 30, 2009 are complete and accurate in all material respects, subject to all disclaimers contained therein.  From June 30, 2009, there has been no material adverse change in the Guarantor’s financial condition since such information was provided to the Lender.

Section 6.09.  Sale of Interest in Island Bioenergy, LLC.  An indirect wholly-owned subsidiary of the Guarantor owns a 90% interest in Island Bioenergy, LLC (the Class A Member of Hu Honua Bioenergy, LLC).  Guarantor has a reasonable good faith expectation that the sale of the interest in Island Bioenergy, LLC should occur in the first quarter of 2010.  The foregoing shall not be construed as a promise or guarantee of Guarantor that such sale will occur as expected.

Section 6.10.  No Default.  The Guarantor is not in default under any of the documents or instruments governing credit facilities or similar obligations of Guarantor where such documents or instruments provide that default by the Guarantor thereunder could result in an acceleration of the Guarantor’s obligations thereunder except for such documents or instruments presently subject to waiver or forbearance agreements covering such default or defaults.

Section 6.11.  Payment of Taxes.  The Guarantor has filed or caused to be filed all material federal, state, and local income tax returns, which are required to be filed (subject to allowed extensions), and have paid or caused to be paid all taxes as shown on said returns or on any assessment received by them, to the extent that such taxes have become due, except as otherwise permitted by the provisions hereof.

ARTICLE VII

COVENANTS OF BORROWER

Section 7.01.  Financial Covenants.

(a)          Covenants.  For so long as Borrower’s obligations are outstanding hereunder and under the other Financing Documents to which Borrower is a party:

(i)           Borrower shall maintain Liquidity in an amount of not less than $7,500,000, measured as of the last day of each fiscal quarter commencing with the fiscal quarter ending December 31, 2009.

(ii)          Borrower shall maintain Member’s Equity (excluding preferred equity) of not less than $125,000,000, measured as of the last day of each fiscal quarter commencing with the fiscal quarter ending December 31, 2009.

(iii)         Borrower shall maintain Total Assets of not less than $1,000,000,000, measured as of the last day of each fiscal quarter commencing with the fiscal quarter ending December 31, 2009.

(iv)         Borrower shall maintain a Leverage Ratio of not greater than 8.75x, measured as of the last day of each fiscal quarter commencing with the fiscal quarter ending December 31, 2009.

(v)          Borrower’s Interest Income shall be, for the applicable historical consecutive 12-month period, an amount of not less than $72,000,000, measured as of the last day of each fiscal quarter commencing with the fiscal quarter ending December 31, 2009.

(b)           Definitions.  For purposes of this Section 7.01, the following capitalized terms shall have the respective meanings assigned below:

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.  For purposes of calculations made pursuant to the financial covenants contained in this Section 7.01, the Lender and the Borrower agree to work together in good faith to modify the covenants as appropriate to result in modified financial covenant(s) which are no less and no more restrictive than the covenants in effect prior to any change in GAAP.

“Interest Income” shall mean for any preceding consecutive 12-month period for which it is calculated, all interest income reported as revenue on the income statement of the Borrower.

“Leverage Ratio” shall mean, for any period for which it is calculated, the ratio of: (a) Total Liabilities divided by (b) Member’s Equity.

“Liquidity” shall mean for any period for which it is calculated, all Unencumbered and Unrestricted Cash and Unencumbered and Unrestricted Cash Equivalents as shown on the balance sheet of Borrower for such period.

“Member’s Equity” shall mean for any period for which it is calculated, the total assets of Borrower as determined in accordance with GAAP, minus the sum of Borrower’s (a) Total Liabilities and (b) perpetual preferred shareholders’ equity.

“Total Assets” shall mean the amount of all assets of Borrower as calculated in accordance with GAAP.

“Total Liabilities” shall mean the amount of all liabilities of Borrower as calculated in accordance with GAAP.

“Unencumbered and Unrestricted Cash” shall mean unencumbered and unrestricted cash as such term is defined under GAAP.

“Unencumbered and Unrestricted Cash Equivalents” shall mean unencumbered and unrestricted cash equivalents as such term is defined under GAAP.

Section 7.02.  Prohibition on Liens on Collateral.  The Borrower shall not incur any obligations secured by a lien on the Collateral or any portion thereof.

Section 7.03.  Continued Existence.  The Borrower will maintain its existence and shall not merge or otherwise materially alter its corporate organizational documents in any manner or to any extent as might reduce the security provided for the payment of the Loan without the prior written consent of the Lender, which consent shall not be unreasonably withheld.

Section 7.04.  Operation and Management.  The Borrower will continue to operate in accordance with its governing instruments and all applicable laws, rules, and regulations, except as would not have a material adverse effect on the Collateral or the Borrower’s ability to repay the Loan.

Section 7.05.  Amendments to Financing Documents Require Prior Lender Consent.  The Borrower shall not amend or consent to any amendment to any Financing Document without the prior written consent of the Lender.

Section 7.06.  Reporting Requirements.  The Borrower will provide the following to the Lender at the times and in the manner provided below:

(i)           as soon as available, but not later than 110 days following the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2009, a balance sheet, income statement and cash flows of Borrower as of the end of such fiscal year, prepared in accordance with generally accepted accounting principles consistently applied, in reasonable detail and audited by a firm of independent certified public accountants;

(ii)           as soon as available, but not later than 65 days following the end of each fiscal quarter of the Borrower, commencing with the fiscal quarter ending December 31, 2009, unaudited financial statements of the Borrower for such fiscal quarter;

(iii)           not less than quarterly on the 15th day of each January, April, July and October, the Borrower shall provide or cause to be provided the Market Valuation to the Lender prepared in accordance with the provisions of Section 7.16 hereof.  A copy of the Standard & Poor’s KennyWeb market valuation containing the information set forth in and prepared in accordance with Section 7.16 hereof shall constitute such Market Valuation; and

(iv)           promptly upon request of the Lender, the Borrower shall furnish to the Lender such other information regarding the Collateral or the business or operations of the Borrower as the Lender may reasonably request.

Section 7.07.  Inspection of Books and Records.  The Lender shall have the right to examine any of the books and records of the Borrower at any reasonable time and as often as the Lender may reasonably desire.  Without limiting the generality of the foregoing, the Lender agrees that it shall use commercially reasonable efforts to maintain as confidential any non-public or proprietary information obtained by the Lender in exercising its rights under this Section 7.07.

Section 7.08.  Instruments of Further Assurance.  The Borrower covenants that it will do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged, and delivered, such agreements supplemental hereto and such further acts, instruments, and transfers as the Lender may reasonably require for the better assuring, transferring, and pledging unto the Lender the Collateral.

Section 7.09.  Litigation Notice.  The Borrower will, promptly after the Borrower’s obtaining knowledge thereof, notify the Lender in writing of any action, suit or proceeding at law or in equity by or before any governmental instrumentality or other agency that (i) has remained unsettled for a period of 30 days from the commencement thereof and involves claims for damages or relief in an amount that would be likely to have a materially adverse effect on the Collateral or the ability of the Borrower to perform its obligations hereunder or under any of the other Financing Documents to which it is a party; or (ii) has resulted in a final judgment or judgments which would be likely to have such a materially adverse effect on the Collateral or the ability of the Borrower to perform its obligations hereunder or under any of the other Financing Documents to which it is a party.

Section 7.10.  Notice of Default.  The Borrower will, promptly after the Borrower’s obtaining knowledge thereof but in no event later than 10 days thereafter, notify the Lender in writing of the occurrence of a default under any of the credit facilities or similar obligations of Borrower that results in an acceleration of the Borrower’s obligations thereunder.

Section 7.11.  Notice of Loss or Expiration of Forbearance or Default Waivers.  The Borrower will, promptly after the Borrower’s obtaining knowledge thereof but in no event later than 10 days thereafter, notify the Lender in writing of the occurrence of the loss or expiration of any waivers or forbearance of events of default to the extent such loss or expiration results in an acceleration of obligations under any of the existing credit facilities or similar obligations of Borrower.

Section 7.12.  Notice of Adverse Change.  The Borrower shall notify the Lender as soon as possible after the Borrower acquires knowledge of the occurrence of any event which, in the reasonable judgment of the Borrower, is likely to have a material adverse effect on the Collateral or the ability of the Borrower to perform its obligations under this Agreement or under any other Financing Documents to which the Borrower is a party.

Section 7.13.  Accounting.  The Borrower will (a) maintain accounting records in accordance with generally recognized and accepted principles of accounting generally applicable to Maryland limited liability companies consistently applied throughout the accounting periods involved; (b) provide the Lender with such information concerning the business affairs and financial condition (including insurance coverage) of the Borrower as the Lender may request and, (c) without request, provide the Lender with the information set forth in Section 7.06 hereof.  The Borrower shall notify the Lender promptly of all interim litigation or administrative proceedings, threatened or pending, against the Borrower which would, if adversely determined, in Borrower’s reasonable opinion, have a materially adverse affect on the Borrower’s financial condition arising after the date hereof.

Section 7.14.  Maintenance of Third Party Deposit Accounts.  The Borrower shall at all times following the date on which the Initial Third Party Amount is deposited with the Lender in accordance with Article IX hereof, maintain the Third Party Deposit Accounts in an amount equal to the Minimum Balance, provided that (i) such Third Party Deposit Accounts earn a rate of interest at (or better than) Compass Bank’s published rate of interest for accounts of this size and kind and (ii) such rate of interest is a competitive market rate of interest for accounts of this size and kind.

(a)           For purposes of the foregoing covenant, the following capitalized terms shall have the respective meanings set forth below:

“Third Party Deposit Accounts” means the accounts of certain tax credit funds managed by affiliates of the Borrower held at Compass Bank, Denver, Colorado, which accounts shall be  DDAs or other accounts.

“Initial Third Party Amount” means cash or cash equivalents in an amount of not less than $23,000,000.

“Minimum Balance”  means the Initial Third Party Amount, as it may be reduced pursuant to the terms of the Third Party Fund Agreements and the management of the related tax credit funds in the ordinary course of business. The Minimum Balance shall not be subject to reduction for any other reason, except for investments losses which may be incurred.

“Third Party Fund Agreements” means the organizational documents and related agreements pursuant to which the holders of the Third Party Deposit Accounts are governed and managed.

(b)           The Lender acknowledges that the Third Party Deposit Accounts do not belong to Borrower, Guarantor, or Bond Sub and the holders of the accounts have no liability whatsoever with respect to the Loan or any of the other Financing Documents. The Lender further acknowledges that the Third Party Deposit Accounts are not Collateral hereunder; that the Lender has no rights of setoff or recoupment with respect to the Third Party Deposit Accounts; and that the Lender has no lien, security interest, encumbrance or other rights therein other than rights that accrue to Lender solely in its capacity as the depository institution holding such account.  The Lender further acknowledges that the holders of the Third Party Deposit Accounts are not bound by this Section 7.14 and may withdraw such funds at any time.

Section 7.15.  Reserved.

Section 7.16.  Market Valuation.  At no expense to the Lender, the Borrower shall obtain a market valuation (“Market Valuation”) of each series of the Bonds as follows:   The market value of the Bonds shall be determined by Standard & Poor’s KennyWeb at the close of business within three (3) Business Days of the date on which such Market Valuation is required to be delivered pursuant to Section 7.06(iii) hereof.  In the event Standard & Poor’s KennyWeb no longer can provide such market valuations, the Lender and the Borrower shall agree on a mutually acceptable market valuation service.

Section 7.17.  Enforcement; Collection; Payment to Lender.  The Borrower shall, to the extent not paid when due to the Lender, enforce the collection of Regularly Scheduled Bond Payments pursuant to applicable law and the provisions of the applicable instrument governing the respective bonds.  In addition, the Borrower shall, to the extent not received by Lender, cause all Collateral Proceeds to be promptly disbursed to the Lender.  Upon receipt from Borrower, the Lender shall credit such moneys to the Prepayment Account of the Loan Payment Fund.

Section 7.18.  Fiddler’s Bonds Paydown Requirement.  Not later than November 1, 2010, the Borrower shall pay to the Lender an amount equal to the greater of (a) 80% of the then outstanding principal amount of the Fiddler’s Bonds, or (b) the actual net proceeds allocable to the Fiddler’s Bonds received following foreclosure and liquidation of the collateral securing the Fiddler’s Bonds.  Upon receipt from Borrower, the Lender shall credit such moneys to the Prepayment Account of the Loan Payment Fund.

Section 7.19.  Solicitation of Bids for Pledged Bonds; Shortfall Payment Obligation.

(a)           Sale of Pledged Bonds At or Above Release Price.  Not less than semi-annually and at such other times as are reasonably directed by the Lender but not more than two times per month, Borrower shall solicit bids for the sale of the Pledged Bonds.  If at any time the Borrower receives a bid greater than or equal to the Release Price of any one or more series of the Pledged Bonds, the Borrower shall be required to promptly effect the Bond Sale and Settlement of the Pledged Bonds so bid and transfer an amount equal to 100% of the net proceeds derived from the sale of such Pledged Bonds to the Lender on the date of Settlement.  Such proceeds shall constitute Collateral Proceeds hereunder and shall be credited to the Prepayment Account of the Loan Payment Fund.

(b)           Sale of Pledged Bonds for Less than Release Price; Shortfall Payment  Obligation.  If at any time the Borrower desires to sell any of the Pledged Bonds for a price which is less than the Release Price of such Pledged Bonds, Borrower may effect such Bond Sale provided that Borrower and/or Guarantor shall, prior to the date of Settlement relating to such Bond Sale, make a payment to Lender (the “Shortfall Payment Obligation”) in an amount equal to the difference between (i) the net proceeds actually received or expected to be received based on the purchase price agreed upon in the Bond Sale by the Collateral Agent on the date of Settlement (which shall upon the receipt by Collateral Agent shall have been transferred to the Lender) and (ii) the amount that would have been derived from such Bond Sale if such Pledged Bonds had been sold at the Release Price of such Pledged Bonds.  On the date of Settlement relating to such Bond Sale, all net proceeds from the sale of such Pledged Bonds and, if not previously received by Lender, the Shortfall Payment, shall be transferred to the Lender.  Such proceeds, together with the Shortfall Payment, shall be credited to the Prepayment Account of the Loan Payment Fund.   Moneys on deposit in the Cash Collateral Account may, at the request of Borrower, be used for payment of the Shortfall Payment Obligation with the prior written consent of the Lender.  In the event a Shortfall Payment is made to Lender and the corresponding Bond Sale does not occur, the Lender shall return the Shortfall Payment to Borrower.

(c)           Defined Terms.  For purposes of this Section 7.19. the following capitalized terms shall have the respective meanings assigned below:

“Bond Sale” means the date on which a Person agrees to purchase Pledged Bonds (or any portion thereof) and the Borrower agrees to sell such Pledged Bonds for a purchase price mutually agreed upon by the Borrower and such Person.

“Settlement” means the date on which the Person acquiring Pledged Bonds (or any portion thereof) pays the agreed upon purchase price thereof to the Borrower and, in exchange therefor, the Borrower delivers the Pledged Bonds to such Person.

ARTICLE VIII

COVENANTS OF GUARANTOR

Section 8.01.  Financial Covenants.  At such time as Guarantor becomes a Current Filer, the Guarantor and the Lender shall negotiate in good faith and mutually agree upon the financial covenants which shall be applicable to Guarantor hereunder.  Such financial covenants shall at such time be attached as Exhibit C to this Agreement and, upon attachment thereto, shall be incorporated herein as if originally set forth in this Agreement.

Section 8.02.  Continued Existence.  The Guarantor will maintain its existence and shall not merge or otherwise materially alter its corporate organizational documents in any manner or to any extent as might reduce the security provided for the payment of the Loan without the prior written consent of the Lender, which consent shall not be unreasonably withheld.

Section 8.03.  Operation and Management.  The Guarantor will continue to operate in accordance with its governing instruments and all applicable laws, rules, and regulations, except as would not have a material adverse effect on the Collateral, the Borrower’s ability to repay the Loan, or the Guarantor’s ability to perform its obligations under the Guaranty.

Section 8.04.  Amendments to Financing Documents Require Prior Lender Consent.  The Guarantor shall not amend or consent to any amendment to any Financing Document without the prior written consent of the Lender.

Section 8.05.  Reporting Requirements.  The Guarantor will provide the following to the Lender at the times and in the manner provided below:

(i)           Prior to the time that Guarantor becomes a Current Filer, as soon as available, commencing with the fiscal year ending December 31, 2009, unaudited financial statements of the Guarantor, which shall include a balance sheet, income statement and cash flows of the Guarantor as of the end of such fiscal year, prepared in accordance with generally accepted accounting principles consistently applied, subject to all disclaimers contained therein;

(ii)           Prior to the time that Guarantor becomes a Current Filer, as soon as available, commencing with the fiscal quarter ending December 31, 2009, unaudited financial statements of the Guarantor for such fiscal quarter which statements may be prepared “internally” by an employee or agent of Guarantor and need not be prepared by an accountant provided that such statements are complete and accurate in all material respects, subject to all disclaimers contained therein; and

(iii)           On and after the date on which Guarantor becomes a Current Filer and within the time period required by the SEC but in no event later than 75 days following each of Guarantor’s fiscal year end, the Guarantor’s SEC Form 10-K with respect to such fiscal year;

(iv)           On and after the date on which Guarantor becomes a Current Filer and within the time period required by the SEC but in no event later than 65 days following the end of each of Guarantor’s fiscal quarter, the Guarantor’s SEC Form 10-Q with respect to such fiscal quarter;

(v)           Upon sale by Guarantor of its indirect 90% interest in Island Bioenergy, LLC (the Class A Member of Hu Honua Bioenergy, LLC), Guarantor shall provide notice to the Lender of such sale and, if at the time of such sale Guarantor is a Current Filer, such notice may in the form of the SEC Form 8-K prepared and filed in connection with such sale; and

(vi)           promptly upon request of the Lender, the Guarantor shall furnish to the Lender such other information regarding the Collateral or the business or operations of the Guarantor as the Lender may reasonably request.

Section 8.06.  Inspection of Books and Records.  The Lender shall have the right to examine any of the books and records of the Guarantor at any reasonable time and as often as the Lender may reasonably desire.  Without limiting the generality of the foregoing, the Lender agrees that it shall use commercially reasonable efforts to maintain as confidential any non-public or proprietary information obtained by the Lender in exercising its rights under this Section 8.06.

Section 8.07.  Litigation Notice.  The Guarantor will, promptly after the Guarantor’s obtaining knowledge thereof, notify the Lender in writing of any action, suit or proceeding at law or in equity by or before any governmental instrumentality or other agency that (i) has remained unsettled for a period of 30 days from the commencement thereof and involves claims for damages or relief in an amount that would be likely to have a materially adverse effect on the Collateral or the ability of the Guarantor to perform its obligations hereunder or under any of the other Financing Documents to which it is a party; or (ii) has resulted in a final judgment or judgments which would be likely to have such a materially adverse effect on the Collateral or the ability of the Guarantor to perform its obligations hereunder or under any of the other Financing Documents to which it is a party.

Section 8.08.  Notice of Default.  The Guarantor will, promptly after the Guarantor’s obtaining knowledge thereof but in no event later than 10 days thereafter, notify the Lender in writing of the occurrence of a default under any of the credit facilities or similar obligations of Guarantor that results in an acceleration of the Guarantor’s obligations thereunder.

Section 8.09.  Notice of Loss or Expiration of Forbearance or Default Waivers.  The Guarantor will, promptly after the Guarantor’s obtaining knowledge thereof but in no event later than 10 days thereafter, notify the Lender in writing of the occurrence of the loss or expiration of any waivers or forbearance of events of default to the extent such loss or expiration results in an acceleration of obligations under any of the existing credit facilities or similar obligations of Guarantor.

Section 8.10.  Notice of Adverse Change.  The Guarantor shall notify the Lender as soon as possible after the Guarantor acquires knowledge of the occurrence of any event which, in the reasonable judgment of the Guarantor, is likely to have a material adverse effect on the Collateral or the ability of the Guarantor to perform its obligations under this Agreement or under any other Financing Documents to which the Guarantor is a party.

Section 8.11.  Accounting.  The Guarantor will (a) maintain accounting records in accordance with generally recognized and accepted principles of accounting generally applicable to Maryland limited liability companies consistently applied throughout the accounting periods involved; (b) provide the Lender with such information concerning the business affairs and financial condition (including insurance coverage) of the Guarantor as the Lender may request and, (c) without request, provide the Lender with the information set forth in Section 8.05 hereof.  The Guarantor shall notify the Lender promptly of all interim litigation or administrative proceedings, threatened or pending, against the Guarantor which would, if adversely determined, in Guarantor’s reasonable opinion, have a materially adverse affect on the Guarantor’s financial condition arising after the date hereof.

Section 8.12.  Sale of Interest in Island Bioenergy, LLC.  If and when Guarantor sells its indirect interest in Island Bioenergy, LLC, Guarantor shall promptly transfer the Island Bioenergy LLC Proceeds to the Lender for credit to the Prepayment Account of the Loan Payment Fund.

ARTICLE IX

POST-CLOSING REQUIREMENTS

Each of the following conditions shall be satisfied after the Closing Date but on or before the date set forth below with respect to such condition each, a “Post Closing Requirement” and collectively, the “Post Closing Requirements”).

Section 9.01.  Deposit of Initial Third Party Amount.  The Borrower shall cause the deposit of the Initial Third Party Amount to the Lender for credit to the Third Party Deposit Accounts not later than November 20, 2009.

ARTICLE X

GUARANTY

Section 10.01.  Terms of Guaranty.  Guarantor hereby irrevocably, absolutely and unconditionally guarantees (this “Guaranty”) the payment and performance of the Borrower’s obligations to the Lender under this Agreement and the other Financing Documents to which the Borrower is a party (the “Obligations”) pursuant to the terms of this Article X.

(a)           Guarantor hereby unconditionally guarantees to Lender the full and prompt payment when due of all Obligations to the Lender and the full, prompt and faithful discharge of all present and future obligations owed to or assigned to Lender.  The Lender may have immediate recourse against Guarantor for full and immediate payment of the Obligations at any time after the Obligations, or any part thereof, have not been paid in full when due (including, without limitation, at fixed maturity or maturity accelerated by reason of a demand for payment from Borrower or a default under the terms of the instruments governing such Obligations or any instrument securing the same).  The Lender may have immediate recourse against Guarantor for full and immediate performance of any other obligation owed or assigned to Lender at any time that Borrower fails, upon demand, to perform.

(b)           The Guaranty shall remain in effect for so long as any obligations of the Borrower to the Lender under this Agreement and/or the other Financing Documents to which the Borrower is a party remain unpaid, unperformed, or unsatisfied.  This Guaranty may not be revoked or terminated except with the prior written consent of the Lender.  This Guaranty shall not release, modify, revoke or terminate any other guaranty heretofore or hereafter executed by Guarantor, nor shall any other guaranty heretofore or hereafter executed by the Guarantor release, modify, revoke or terminate this Guaranty unless such other guaranty specifically refers to this Guaranty and the release, modification, revocation or termination (as applicable) is accepted by Lender in writing.

(c)           The obligations of the Guarantor pursuant to this Guaranty are independent of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against the Guarantor whether action is brought against Borrower or any other guarantor or whether Borrower or any other guarantor is joined in any such action or actions.  This is a guarantee of payment, and not of collection, and Guarantor therefore agrees that the Lender shall not be obligated prior to seeking recourse against or receiving payment from Guarantor, to take any action whatsoever against Borrower.

(d)            Guarantor’s liability for payment of the Obligations shall be absolute and unconditional, and nothing whatever except actual full payment to the Lender of the Obligations shall operate to discharge Guarantor’s liability hereunder.  Accordingly, Guarantor unconditionally and irrevocably waives each and every defense which, under principles of guarantee or suretyship law, would otherwise operate to impair or diminish the liability of Guarantor for the Obligations.  Without limiting the generality of the foregoing waiver, Guarantor agrees that none of the following acts, omissions or occurrences shall diminish or impair the liability of Guarantor in any respect (all of which acts, omissions or occurrences may be done without notice to Guarantor of any kind):

(i)           Any extension, modification, indulgence, compromise, settlement or variation of any of the terms of the Obligations;

(ii)          The discharge, disaffirmance or release of any obligations of the Borrower or any other person now or hereafter liable on the Obligations, by reason of bankruptcy or insolvency laws or otherwise;

(iii)         The acceptance or release by the Lender of any collateral security or other guaranty, or any settlement, compromise of extension with respect to any collateral security or other guaranty or other guarantor;

(iv)         The application or allocation by the Lender of payments, collections or credits on the Obligations or any other obligations of the Borrower to the Lender;

(v)          The creation of any new obligations by Borrower;

(vi)         The making of a demand, or absence of demand, for payment of the Obligations, or giving, or failing to give, any notice of dishonor or protest or any other notice;

(vii)        The validity, legality or enforceability of the Obligations or this Guaranty;

(viii)       Any law, regulation or decree now or hereafter in effect that might in any manner affect any of the terms or provisions of the Obligations or any of the rights of Lender with respect thereto or this Guaranty as against the Borrower or as against any other party to any part of the Obligations;

(ix)          The merger or consolidation of Borrower or Guarantor into or with any corporation or any sale or transfer by the Borrower or Guarantor of all or any part of its property; or

(x)           Any other circumstance whatsoever that might in any manner vary the risk of Guarantor hereunder or otherwise constitute a legal or equitable discharge of a surety or guarantor.

(e)           Guarantor unconditionally waives:

(i)           Any subrogation to the rights of the Lender against the Borrower, until the Obligations have been paid in full;

(ii)           Any acceptance of this Guaranty;

(iii)           Any set-offs or counterclaims against the Lender which would otherwise impair the Lender’s rights against Guarantor; and

(iv)           Any notice of the disposition of any collateral security and any right to object to the commercial reasonableness of the disposition of any such collateral security.

(f)          This Guaranty shall inure to the benefit of the Lender and its successors and assigns, including each and every holder or owner of any of the Obligations guaranteed hereby.  In the event that there shall be more than one such holder or owner, this Guaranty shall be deemed a separate contract with each holder and owner.  In the event that any person other than the Lender shall become a holder or owner of any of the Obligations, each reference to the Lender hereunder shall be construed as if it referred to each such holder or owner.

(g)         This Guaranty shall be binding upon Guarantor and its successors and assigns.

(h)         No modification, recission, waiver, release or amendment of any provision of this Guaranty shall be made or accepted, except by a written agreement duly executed by Guarantor and Lender.

(i)           The Guarantor shall pay to the Lender immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of the Lender’s in-house counsel), expended or incurred by the Lender in connection with the enforcement of this Guaranty.

(j)           Guarantor unconditionally and irrevocably waives all rights it may have at law or in equity (including, without limitation, Guarantor’s right, if any, to be subrogated to Lender’s rights and interests) to seek contribution, indemnification, or any other form of reimbursement from Borrower or any other person now or hereafter primarily or secondarily liable for any obligations of Borrower to Lender, for any disbursement or payment made by Guarantor under or in connection with this Guaranty or otherwise, so long as any of Borrower’s obligations to Lender hereunder or under any of the other Financing Documents to which Borrower is a party remain unpaid.  If, notwithstanding the foregoing, any amount shall be paid to Guarantor on account of any subrogation, contribution, indemnification or reimbursement rights in connection with this Guaranty at any time when any of Borrower’s obligations to Lender remain unpaid, such amounts shall be held by Guarantor in trust for Lender, segregated from other funds of Guarantor, and shall, forthwith upon receipt by Guarantor, be turned over to Lender in the exact form received by Guarantors (duly endorsed by Guarantors to Lender, if required), to be applied against Borrower’s obligations to Lender, whether matured or unmatured, in such order as Lender may determine.

(k)           THIS GUARANTY IS FREELY AND VOLUNTARILY GIVEN TO THE LENDER BY GUARANTOR WITHOUT ANY DURESS OR COERCION, AND AFTER GUARANTOR HAS CONSULTED WITH COUNSEL, AND GUARANTOR HAS CAREFULLY AND COMPLETELY READ ALL OF THE TERMS AND PROVISIONS OF THIS GUARANTY.

ARTICLE XI

EVENTS OF DEFAULT AND REMEDIES

Section 11.01.  Events of Default.  The occurrence of any one or more of the following events or the existence of any one or more of the following conditions shall constitute an Event of Default under this Agreement (whatever the reason for such event or condition and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree, rule, regulation, or order of any court or any administrative or governmental body).

(a)           failure of the Borrower to pay the principal of the Loan after the expiration of the applicable grace period pursuant to Section 2.05(g) hereof;

(b)           failure of the Borrower to pay interest on the Loan after the expiration of the applicable grace period pursuant to Section 2.05(f) hereof;

(c)           failure of the Guarantor fails to perform under the Guaranty;

(d)           failure of the Borrower to cause payment of the Savannah Loan in full on the date established for such payment under the Savannah Loan Modification Documents;

(e)           failure of the Borrower to pay a Borrower Covered Bond Payment when due;

(f)           failure of the Borrower to pay a Shortfall Payment when due;

(g)          default by the Borrower in the performance or observance of any other of the covenants, agreements, or conditions on the part of the Borrower in this Agreement or in any other Financing Document to which the Borrower is a party, and fails to remedy the same to the satisfaction of the Lender within 30 days after the Borrower has knowledge of such default or receives written notice from the Lender of such default;

(h)          default by the Guarantor in the performance or observance of any other of the covenants, agreements, or conditions on the part of the Guarantor in this Agreement or in any other Financing Document to which the Guarantor is a party, and fails to remedy the same to the satisfaction of the Lender within 30 days after the Guarantor has knowledge of such default or receives written notice from the Lender of such default;

(i)           payment default by Bond Sub under the Bond Purchase Agreement;

(j)           default by Bond Sub under the Pledge and Security Agreement (Bond Sub Collateral);

(k)           failure of the Guarantor to transfer or cause the transfer of the Island Bioenergy, LLC Proceeds to the Lender upon consummation of the sale of the Guarantor’s indirect 90% interest in Island Bioenergy, LLC (the Class A Member of Hu Honua Bioenergy, LLC)

(l)            failure of the Borrower to pay or cause to be paid the Fiddler’s Bonds Paydown Requirement when due;

(m)          the occurrence of a default under any of the credit facilities or similar obligations of Borrower, Guarantor, or Bond Sub which default results in an acceleration of the obligations of Borrower, Guarantor, or Bond Sub, respectively, thereunder;

(n)           the loss or expiration of any waivers or forbearance of defaults under any of the existing credit facilities of the Borrower, Guarantor, or Bond Sub which loss or expiration results in an acceleration of the obligations of Borrower, Guarantor, or Bond Sub, respectively, thereunder;

(o)           failure of the Borrower to provide notice to the Lender as and when required under Section 7.10 or Section 7.11 hereof;

(p)           failure of the Guarantor to provide notice to the Lender as and when required under Section 8.08 or Section 8.09 hereof;

(q)           failure of Bond Sub to provide notice to the Lender as and when required under Section 7(n) or Section 7(o) of the Pledge and Security Agreement (Bond Sub Collateral);

(r)           Any financial information, statement, certificate, representation or warranty given to the Lender by the Borrower hereunder or in connection with entering into this Agreement or the other Financing Documents, or required to be furnished under the terms thereof, shall prove untrue or misleading in any material respect (as determined by the Lender in the exercise of its reasonable judgment) as of the time when given and shall not be duly corrected and communicated to the Lender within the first to occur of 10 days following (i) the Borrower becoming aware of such incorrect information or (ii) the Lender’s delivery of written notice to the Borrower of such incorrect information;

(s)           Any financial information, statement, certificate, representation or warranty given to the Lender by the Guarantor hereunder or in connection with entering into this Agreement or the other Financing Documents, or required to be furnished under the terms thereof, shall prove untrue or misleading in any material respect (as determined by the Lender in the exercise of its reasonable judgment) as of the time when given and shall not be duly corrected and communicated to the Lender within the first to occur of 10 days following (i) the Guarantor becoming aware of such incorrect information or (ii) the Lender’s delivery of written notice to the Guarantor of such incorrect information;

(t)           (i) the Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it or seeking to adjudicate it insolvent or a bankrupt or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for itself or for any substantial part of its property, or the Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower any case, proceeding or other action of a nature referred to in clause (i) and the same shall remain undismissed for a period of 60 days from the date of commencement; or (iii) there shall be commenced against the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its property which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal, within 60 days from the entry thereof; or (iv) the Borrower shall take action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) the Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(u)           (i) the Guarantor shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it or seeking to adjudicate it insolvent or a bankrupt or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for itself or for any substantial part of its property, or the Guarantor shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Guarantor any case, proceeding or other action of a nature referred to in clause (i) and the same shall remain undismissed for a period of 60 days from the date of commencement; or (iii) there shall be commenced against the Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its property which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal, within 60 days from the entry thereof; or (iv) the Guarantor shall take action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) the Guarantor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(v)           a change occurs in the financial or operating conditions of the Borrower, that, in the Lender’s reasonable judgment, will have a materially adverse impact on the Collateral or the ability of the Borrower to satisfy the Borrower’s obligations under this Agreement or the other Financing Documents to which the Borrower is a party, and the Borrower fails to cure such condition within 30 days after receipt by the Borrower of written notice thereof from the Lender;

(w)           a change occurs in the financial or operating conditions of the Guarantor, that, in the Lender’s reasonable judgment, will have a materially adverse impact on the Collateral or the ability of the Guarantor to satisfy the Guarantor’s obligations under this Agreement or the other Financing Documents to which the Guarantor is a party, and the Guarantor fails to cure such condition within 30 days after receipt by the Guarantor of written notice thereof from the Lender;

(x)           any funds or investments on deposit in, or otherwise to the credit of, any of the funds and accounts established under Article IV and held hereunder become subject to any writ, judgment, warrant or attachment, execution or similar process not attributable to actions of the Lender and such event shall not be dismissed, satisfied or otherwise remedied within 30 days; or

(y)           failure to satisfy a Post-Closing Requirement by the time required as set forth in Article IX hereof.

Section 11.02.  Remedies on Occurrence of Event of Default.  Upon the occurrence and continuance of an Event of Default, the Lender may take one or any combination of the following remedial steps.

(a)  Acceleration of the Loan Obligations.  The Lender may declare all of the outstanding principal and interest on the Loan and all other amounts due and payable hereunder immediately due and payable in full, without notice or demand, and upon such declaration, all of the outstanding principal and interest on the Loan and all other amounts due and payable hereunder shall automatically become immediately due and payable.

(b)  Exercise Rights Under Financing Documents.  The Lender may exercise any and all rights of the Lender under this Agreement, the other Financing Documents, and otherwise available to the Lender at law or in equity.

Section 11.03.  No Remedy Exclusive.  No remedy herein or in the other Financing Documents conferred upon or reserved to Lender is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement, the other Financing Documents, or now or hereafter existing at law or in equity.  In order to entitle the Lender to exercise any remedy reserved to it in this Article XI, it shall not be necessary to give any notice, other than such notice as may be required in this Article XI.

Section 11.04.  Delay or Omission No Waiver.  No delay or omission of the Lender to exercise any right or power accruing upon any default shall exhaust or impair any such right or power or shall be construed to be a waiver of any such default, or acquiescence therein; and every power and remedy given by this Agreement may be exercised from time to time and as often as may be deemed expedient.

Section 11.05.  No Waiver of One Default to Affect Another; All Remedies Cumulative.  No waiver of any Event of Default hereunder shall extend to or affect any subsequent or any other then existing Event of Default or shall impair any rights or remedies consequent thereon.  All rights and remedies of the Lender provided herein shall be cumulative and the exercise of any such right or remedy shall not affect or impair the exercise of any other right or remedy.

Section 11.06.  Other Remedies.  Nothing in this Article XI is intended to restrict the Lender’s rights under any of the Financing Documents or at law, and the Lender may exercise all such rights and remedies as and when they are available.

ARTICLE XII

MISCELLANEOUS

Section 12.01.  Loan Agreement and Relationship to Other Documents.  The warranties, covenants and other obligations of the Borrower and the Guarantor (and the rights and remedies of the Lender) that are outlined in this Agreement and the other Financing Documents are intended to supplement each other.  In the event of any inconsistencies in any of the terms in the Financing Documents, all terms will be cumulative so as to give the Lender the most favorable rights set forth in the conflicting documents, except that if there is a direct conflict between any preprinted terms and specifically negotiated terms (whether included in an addendum or otherwise), the specifically negotiated terms will control.

Section 12.02.  Successors; Assignment.  The rights, options, powers and remedies granted in this Agreement and the other Financing Documents will extend to the Lender and to its successors and assigns, will be binding upon the Borrower and the Guarantor and their respective successors, and will be applicable hereto and to all renewals and/or extensions hereof (if any).  The Lender may at any time transfer and assign its rights, options, powers and remedies granted in this Agreement.

Section 12.03.  Indemnification.  Except for harm arising from the Lender’s willful misconduct, gross negligence or bad faith, the Borrower and the Guarantor jointly and severally hereby indemnify and agree to defend and hold the Lender harmless from any and all losses, costs, damages, claims and expenses of any kind suffered by or asserted against the Lender relating to claims by third parties arising out of the financing provided under the Financing Documents or related to the Collateral.  This indemnification and hold harmless provision will survive the termination of the Financing Documents and the satisfaction of the obligations of Borrower and Guarantor to the Lender.

Section 12.04.  Reserved.

Section 12.05.  Notices.  Notice hereunder shall be deemed delivered (unless otherwise specified herein) when such notice has been (a) received by overnight delivery service at the following addresses; (b) received by facsimile transmission; (c) received by e-mail transmission; or (d) when personally delivered at the following addresses:

To Borrower:	MuniMae TEI Holdings, LLC
c/o Municipal Mortgage & Equity, LLC
621 E. Pratt Street, Suite 300
Baltimore, MD 21202
Attention: Gary A. Mentesana
Telephone: (443) 263-2977
Facsimile:  (410) 727-5387
gary.mentesana@munimae.com

With copies to:	Gallagher Evelius & Jones LLP
218 N. Charles Street, Suite 400
Baltimore, MD  21201
Attention:  Matthew L. Pirnot
Telephone:  (410) 951-1408
Facsimile:   (410) 468-2786
mpirnot@gejlaw.com

and:	Gallagher Evelius & Jones LLP
218 N. Charles Street, Suite 400
Baltimore, MD  21201
Attention:  Michael J. Henigan
Telephone:  (410) 347-1342
Facsimile:   (410) 468-2786
mhenigan@gejlaw.com

To Lender:	Compass Bank
999 – 18th Street
Suite 2800
Denver, CO  80202
Attention:  Matt Chorske
Telephone:  (303) 217-2235
Facsimile:  (303) 217-2260
Matt.Chorske@compassbank.com

with a copy to:	Kutak Rock LLP
1801 California Street
Suite 3100
Denver, CO 80202
Attn:  Saranne Maxwell/Kristine Lay
Telephone:  (303) 297-2400
Facsimile:  (303) 292-7799
Saranne.maxwell@kutakrock.com
Kristine.lay@kutakrock.com

Section 12.06.  Payments.  Payments due on the Loan shall be made in lawful money of the United States.  All payments may be applied by the Lender to principal, interest and other amounts due under the Note and this Agreement in any order which the Lender elects.

Section 12.07.  Applicable Law and Jurisdiction; Interpretation; Severability.  This Agreement will be governed by and interpreted in accordance with the internal laws of the State of Colorado, except to the extent superseded by Federal law.  Invalidity of any provisions of this Agreement will not affect any other provision.  THE BORROWER, THE GUARANTOR, AND THE LENDER HEREBY CONSENT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITUATED IN DENVER, COLORADO, AND WAIVE ANY OBJECTIONS BASED ON FORUM NON CONVENIENS, WITH REGARD TO ANY ACTIONS, CLAIMS, DISPUTES OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE NOTE, OR THE PLEDGED REVENUE OR ANY TRANSACTIONS ARISING THEREFROM, OR ENFORCEMENT AND/OR INTERPRETATION OF ANY OF THE FOREGOING.  Nothing in this Agreement will affect the Lender’s rights to serve process in any manner permitted by law.  This Agreement, the other Financing Documents and any amendments hereto (regardless of when executed) will be deemed effective and accepted only at the Lender’s offices, and only upon the Lender’s receipt of the executed originals thereof.  Invalidity of any provision of this Agreement shall not affect the validity of any other provision.

Section 12.08.  Copies; Entire Agreement; Modification.  The Borrower, the Guarantor, and the Lender each hereby acknowledge the receipt of a copy of this Agreement and all other Financing Documents.

Section 12.09.  Waiver of Jury Trial.  THE BORROWER, THE GUARANTOR, AND THE LENDER HEREBY JOINTLY AND SEVERALLY WAIVE, TO THE EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO ANY OF THE FINANCING DOCUMENTS, THE OBLIGATIONS THEREUNDER, ANY COLLATERAL SECURING THE OBLIGATIONS, OR ANY TRANSACTION ARISING THEREFROM OR CONNECTED THERETO.  EACH OF THE BORROWER, THE GUARANTOR AND THE LENDER REPRESENTS TO THE OTHER THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY GIVEN.

Section 12.10.  Attachments.  All documents attached hereto, including any appendices, schedules, riders, and exhibits to this Agreement, are hereby expressly incorporated by reference.

Section 12.11.  Payment on Non-Business Days.  Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the amount due.

Section 12.12.  Termination.  This Agreement shall terminate at such time as no amounts are due and owing to the Lender hereunder or under any of the other Financing Documents.

[End of Loan Agreement –Signatures appear on Following Page]

IN WITNESS WHEREOF, the undersigned have executed this Loan Agreement as of the date set forth above.

LENDER

COMPASS BANK, an Alabama state chartered
banking association

By	/s/ Matthew J. Chorske
Matthew J. Chorske, Senior Vice President

BORROWER

MUNIMAE TEI HOLDINGS, LLC, a Maryland
limited liability company

By	/s/ Gary Mentesana
Name/Title

GUARANTOR

MUNICIPAL MORTGAGE & EQUITY, LLC, a
Delaware limited liability company

By	/s/ Earl W. Cole III
Name/Title

[Signature Page to Loan Agreement]

EXHIBIT A

FORM OF NOTE

US $67,743,074.43	November 4, 2009

FOR VALUE RECEIVED, MUNIMAE TEI HOLDINGS, LLC, a Maryland limited liability company (hereinafter referred to as “Maker”), promises to pay to the order of COMPASS BANK, an Alabama state chartered banking association, its successors and assigns (hereinafter referred to as “Payee”), at the office of Payee or its agent, designee, or assignee, such place as Payee or its agent, designee, or assignee may from time to time designate in writing, the principal sum of SIXTY SEVEN MILLION SEVEN HUNDRED FORTY THREE THOUSAND SEVENTY FOUR AND 43/100 U.S. DOLLARS (US $67,743,074.43) pursuant to the terms of the Loan Agreement dated of as of November 4, 2009 by and among Maker, Payee, and Municipal Mortgage & Equity, LLC, a Delaware limited liability company, as Guarantor (the “Loan Agreement”), in lawful money of the United States of America.

Amounts received by Payee under this Promissory Note (this “Note”) shall be applied in accordance with the terms of and in the manner provided in the Loan Agreement.  This Note shall bear interest, be payable (and prepayable), mature and be enforceable pursuant to the terms and provisions of the Loan Agreement.  All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed in the Loan Agreement.

This Note is governed by and interpreted in accordance with the internal laws of the State of Colorado, except to the extent superseded by Federal law.  Invalidity of any provisions of this Note will not affect any other provision.

THE PROVISIONS OF THIS NOTE MAY BE AMENDED OR REVISED ONLY BY AN INSTRUMENT IN WRITING SIGNED BY MAKER AND PAYEE. THERE ARE NO ORAL AGREEMENTS BETWEEN MAKER AND PAYEE WITH RESPECT TO THE SUBJECT MATTER HEREOF.

IN WITNESS WHEREOF, an authorized officer of MuniMae TEI Holdings, LLC, a Maryland limited liability company, as Maker, has executed this Promissory Note as of the day and year first above written.

MUNIMAE TEI HOLDINGS, LLC, a Maryland limited liability company

By
Name/Title

[Signature Page to Promissory Note]

A-2

EXHIBIT B

PRINCIPAL REPAYMENT SCHEDULE

	Pledged Bonds Principal 1	Pledged Bonds Interest 1	Fiddler’s Bonds Paydown Requirement 2	Borrower Principal Payments	Estimated Outstanding Loan Principal Balance 3

11/4/2009					$67,743,074.43
12/1/2009	$0.00	$0.00	$0.00	$150,000.00	67,593,074.43
1/1/2010	0.00	0.00	0.00	150,000.00	67,443,074.43
2/1/2010	0.00	0.00	0.00	150,000.00	67,293,074.43
3/1/2010	0.00	0.00	0.00	150,000.00	67,143,074.43
4/1/2010	0.00	0.00	0.00	150,000.00	66,993,074.43
5/1/2010	437,881.08	1,846,734.38	0.00	150,000.00	64,558,458.97
6/1/2010	0.00	0.00	0.00	150,000.00	64,408,458.97
7/1/2010	0.00	0.00	0.00	150,000.00	64,258,458.97
8/1/2010	0.00	0.00	0.00	150,000.00	64,108,458.97
9/1/2010	0.00	0.00	0.00	150,000.00	63,958,458.97
10/1/2010	0.00	0.00	0.00	150,000.00	63,808,458.97
11/1/2010	710,000.00	1,831,925.33	24,200,000.00	150,000.00	36,916,533.64
12/1/2010	0.00	0.00	0.00	200,000.00	36,716,533.64
1/1/2011	0.00	0.00	0.00	200,000.00	36,516,533.64
2/1/2011	0.00	0.00	0.00	200,000.00	36,316,533.64
3/1/2011	0.00	0.00	0.00	200,000.00	36,116,533.64
4/1/2011	0.00	0.00	0.00	200,000.00	35,916,533.64
5/1/2011	461,983.15	1,801,750.33	0.00	200,000.00	33,452,800.16
6/1/2011	0.00	0.00	0.00	200,000.00	33,252,800.16
7/1/2011	0.00	0.00	0.00	200,000.00	33,052,800.16
8/1/2011	0.00	0.00	0.00	200,000.00	32,852,800.16
9/1/2011	0.00	0.00	0.00	200,000.00	32,652,800.16
10/1/2011	0.00	0.00	0.00	200,000.00	32,452,800.16
11/1/2011	780,000.00	1,786,122.14	0.00	29,886,678.02	-

1 Reflects estimated payments on all of the Pledged Bonds except for  the Fiddler’s Bonds.
2 Fiddler’s Bonds Paydown Requirement pursuant to Section 7.18 of the Loan Agreement.
3 Subject to change based on receipt of Pledged Bonds Proceeds.

PART I EXHIBIT C

GUARANTOR FINANCIAL COVENANTS

[To be attached after the Closing Date pursuant to Section 8.01 of the Loan Agreement]